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                                                                     EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS
The Sponsor and Trustee of Equity Investor Fund
Select Series Defined Technology Portfolio,
Defined Asset Funds
We consent to the use in this Registration Statement No. 33-61205 of our opinion dated August 25, 1998, relating to the Statement of Condition of Equity Investor Fund, Select Series Defined Technology Portfolio, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is part of this Registration Statement.
DELOITTE & TOUCHE LLP
New York, N.Y.
August 25, 1998